Exhibit 99.2

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (this “Consulting Agreement”), dated as of December 15, 2005, is entered into by and between Mattel, Inc. (“Company”), and Matthew C. Bousquette (the “Consultant”). Capitalized terms used but not defined herein shall have the meaning set forth in the Separation Agreement by and between the Consultant and the Company dated as of the date hereof (the “Separation Agreement”).

1. Consulting Services. During the two-year period commencing on January 1, 2006 (the “Consulting Period”), the Consultant shall make himself available for consultation with the Affiliated Entities concerning their general operations and the industries in which they engage in business, if and as may be reasonably requested by the Company (the “Consulting Services”) after taking into account the Consultant’s then full-time, non-Company-related employment opportunities, provided, that (a) the Consulting Services shall be rendered at such location or locations as may mutually be agreed upon by the Consultant and the Company and (b) the nature of the Consulting Services and the time required for the Consulting Services shall be such that the Consulting Services do not interfere with Consultant’s personal and professional activities, as determined by the Consultant. The Consulting Services shall be of an advisory nature and the Consultant shall have no power or authority to bind the Company in any way.

2. Consulting Fees. In consideration of the Consultant making himself available to provide the Consulting Services, the Company shall pay to the Consultant a retainer in the amount of $750,000 (the “Consulting Fees”) during each full year of the Consulting Period, payable in equal quarterly installments, in arrears, as of the last day of the applicable quarter. For the avoidance of doubt, and notwithstanding anything herein to the contrary, any payments made or to be made under this Consulting Agreement shall not be taken into account in computing any benefits under any plan, program or arrangement of the Affiliated Entities.

3. Conflicts of Interest. In order to be eligible to receive Consulting Fees, the Consultant acknowledges and agrees that to avoid a conflict of interest he will not, during the Consulting Period, directly or indirectly, (a) in any capacity perform services for or otherwise assist in any manner any company, person, or entity whose business or proposed business derives either (i) $100 million or more in revenues from marketing, developing or selling toys, or (ii) 25% or more of its revenues from marketing, developing, or selling toys, or (b) induce or solicit, or attempt to induce or solicit, any of the Company’s employees to leave their employment.

4. Termination of Services. The Consulting Period shall terminate automatically in the event of the Consultant’s death or disability, in which case the Company will cease to have any obligation to pay the Consultant any Consulting Fees other than those accrued through the date of the Consultant’s death or disability. In the event that the Consultant breaches any provision of this Agreement, the Company may elect to terminate the Consulting Services by written notice to the Consultant, in which case the Company will cease to have any obligation to pay the Consultant any Consulting Fees whatsoever and the Consultant shall return to the Company any Consulting Fees previously paid to him with regard to services under this Consulting Agreement.

5. Status as an Independent Contractor. The Company and the Consultant acknowledge and agree that the Company shall not exercise general supervision or control over the time, place or manner in which the Consultant provides Consulting Services hereunder, and that in performing Consulting Services the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner or joint venturer of or with the Company.

6. Taxes. The Consultant acknowledges that he is solely responsible for the payment of all Federal, state, local and other taxes that are required by applicable laws or regulations to be paid with respect to the Consulting Fees. The Company may withhold from any amounts payable under this Consulting Agreement any Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation with regard to payments pursuant to this Consulting Agreement. The Company may also offset against any amounts payable under this Consulting Agreement any Federal, state, local or other taxes as shall be required to be withheld pursuant to any applicable law or regulation with regard to non-cash benefits pursuant to the Separation Agreement, to the extent that such taxes have not been withheld from or offset against cash payments made pursuant to the Separation Agreement.

7. Miscellaneous. (a) Successors and Assigns. This Consulting Agreement will be binding upon, inure to the benefit of and be enforceable by the Consultant and his personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees and legatees. This Consulting Agreement is personal in nature and neither party shall, without the written consent of other, assign, transfer or delegate this Consulting Agreement or any rights or obligations hereunder.

(b) Governing Law. This Consulting Agreement shall be governed by and construed in accordance with the laws of the State of California without giving effect to such state’s laws and principles regarding the conflict of laws.

(c) Amendment. No provision of this Consulting Agreement may be amended, modified, waived or discharged unless such amendment, waiver, modification or discharge is agreed to in writing and such writing is signed by the Consultant and the Company.

(d) Severability. The provisions of this Consulting Agreement are indivisible and not severable. Therefore, if some or all of the provisions of this Consulting Agreement are held, for any reason, to be invalid, overbroad, or unenforceable, the Consultant acknowledges and agrees that the Company’s obligation to pay the Consulting Fees will automatically and simultaneously be deemed null and void.

(e) Notice. All notices and other communications hereunder shall be given in the manner specified in the Separation Agreement.

(f) Headings. The headings of this Consulting Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Consulting Agreement.

(g) Counterparts. This Consulting Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(h) Entire Agreement. This Consulting Agreement sets forth the entire agreement of the parties hereto in respect to the subject matter hereof, provided that this Consulting Agreement shall not supersede the Separation Agreement.

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Consulting Agreement as of the date first set forth above.

THE CONSULTANT:

/S/ MATTHEW C. BOUSQUETTE
MATTHEW C. BOUSQUETTE

THE COMPANY:

MATTEL, INC., a Delaware corporation

By:	/s/ ALAN KAYE
Name:	Alan Kaye
Title:	Sr. Vice President, Human Resources